FILED
                      RESTATED CERTIFICATE OF INCORPORATION
                                                                  NOV 8 1996
                                       OF
                                                                LONNA R. HOOKS
                        TEL-INSTRUMENT ELECTRONICS CORP.      Secretary of State

To:  The Secretary of State
     State of New Jersey

     Pursuant to provision of Section 14A:9-5, Corporations, General, of the New Jersey Statutes, the undersigned corporation hereby executes the following Restated Certificate of Incorporation:

     FIRST: The name of the corporation is Tel-Instrument Electronics Corp.

     SECOND: The corporation may engage in any activity within the purposes for which corporations may be organized under the New Jersey Business Corporation Act.

     THIRD: Majority Voting: Any proposal submitted to a shareholder vote shall be approved at a duly convened meeting where a majority of the outstanding shares entitled to vote are present in person or by proxy, upon receiving the affirmative vote of the holders of a majority of the shares present and entitled to vote.

     FOURTH: A director or officer of Tel-Instrument Electronics Corp. shall not be personally liable to the corporation or its shareholders for damages for breach of any duty owed to the corporation or its shareholders, except as to


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liability for any breach of duty based upon an act or omission (a) in breach of such persons duty of loyalty to the corporation or its shareholders (b) not in good faith or involving a knowing violation of law or (c) resulting in receipt by such person of an improper personal benefit. As used herein, an act or omission in breach of a person's duty of loyalty means an act or omission which that person knows or believes to be contrary to the best interests of the corporation or its shareholders in connection with a matter in which he has a material conflict of interest.

     FIFTH: The aggregate number of shares which the corporation shall have authority to issue is 5,000,000, itemized by classes, par value of shares, and series, if any within a class as follows:

                    Series             Number of
Class              (if any)             Shares             Par value per share
-----              --------             ------             -------------------
Common                --               4,000,000              $.10 par value
                                                              per share
Preferred                              1,000,000                   --

     The relative rights, preferences and limitations of the shares of each class and series (if any), are as follows:

     The Board of Directors of the Corporation shall have the power, and is hereby authorized, to divide the authorized and unissued shares of the Corporation's Preferred Stock into classes and into series within any class or classes, to determine the designation and the number of shares of any class, or series, to determine the relative rights, preferences, and limitations of


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the shares of any class or series, including, but not limited to, the convertibility of any shares of one class or series into shares of another class or series, and to change the designation or number of shares, or the relative rights, preferences, or limitations of the shares, of any theretofore established class or series, no shares of which have been issued, all to the fullest extent and in the manner provided by the New Jersey Business Corporation Act, as heretofore or hereafter amended.

     Any and all authorized shares of the Corporation may be issued and sold in such manner, in such amounts and proportions, and for such consideration, as from time to time may be fixed and determined by the Board of Directors of the Corporation, and any shares, when so issued, shall be fully paid and nonassessable.

     SIXTH: The address of the corporation's current registered office is 728 Garden Street, Carlstadt, New Jersey 07072 and the name of its current registered agent at such address is Harold K. Fletcher.

     SEVENTH: The number of directors constituting the current board of directors is three (3).

     The names and addresses of the directors are as follows;

     Names                                   Addresses
     -----                                   ---------
     Harold K. Fletcher                      728 Garden Street
                                             Carlstadt, New Jersey   07072

     George J. Leon                          728 Garden Street
                                             Carlstadt, New Jersey   07072

     Robert H. Walker                        728 Garden Street
                                             Carlstadt, New Jersey   07072


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

                    CERTIFICATE REQUIRED TO BE FILED WITH THE
                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                        TEL-INSTRUMENT ELECTRONICS CORP.

     Pursuant to the provisions of Section 14A:9-5(5), Corporations, General, of the New Jersey Statues, the undersigned Corporation hereby executes the following certificate:

     FIRST: The name of the corporation is Tel-Instrument Electronics Corp.

     SECOND: The Restated Certificate of Incorporation was adopted on the 5th day of September, 1996.

     THIRD: At the time of the adoption of the Restated Certificate of Incorporation, the number of shares outstanding was 1,782,526. The total of such shares entitled to vote thereon, and the vote of such shares was:

     Total Number of Shares                  Number of Shares Voted
       Entitled to Vote                    For                 Against
       ----------------                    ---                 -------
           1,782,526                    1,227,086                -0-

     FOURTH: At the time of the adoption of the Restated Certificate of Incorporation, the number of outstanding shares of each class or series entitled to vote thereon as a class and the vote of such shares, was: (if inapplicable, insert "none".)

      Class or Series           Number of Shares             Number of Shares
                                Entitled to Vote                   Voted
                                ----------------                   -----
                                     None                   For          Against
                                                            ---          -------

     FIFTH: This Restated Certificate of Incorporation restates and integrates and further amends the Certificate of Incorporation of this corporation by:

          a) Increasing the number of authorized shares to 5,000,000 shares, divided between 4,000,000 shares of common stock par value $.10 per share and 1,000,000 shares of preferred stock as to which the directors can determine the relative rights, preferences and limitations pursuant to paragraph fifth of the Restated Certificate of Incorporation.

          b) 125,026 shares of 8% redeemable preferred stock, redeemed on August 9, 1996, were cancelled on September 5, 1996

     SIXTH: The effective date of this amendment shall be on filing.

Dated this 28 day of October 1996

                                          TEL-INSTRUMENT ELECTRONICS CORP.

                                          By: /s/ Harold K. Fletcher
                                              -------------------------------
                                              Harold K. Fletcher
                                              President